NEWS RELEASE
CONTACT:
William T. Camp	1775 Eye Street, N.W., Suite 1000
Executive Vice President and	Washington, DC 20006
Chief Financial Officer	Tel 202-774-3200
E-Mail: bcamp@washreit.com	www.washreit.com

February 19, 2015
WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FOURTH QUARTER AND YEAR-END FINANCIAL AND OPERATING RESULTS FOR 2014
Company Continues to Post Significant Same-Store NOI Growth and
Announces 213th Consecutive Quarterly Dividend

Washington REIT (Washington Real Estate Investment Trust - NYSE: WRE), a leading owner and operator of diversified properties in the Washington, DC region, reported financial and operating results today for the quarter and year ended December 31, 2014:

Highlights for the Fourth Quarter and Recent Activity

•	Generated Core Funds from Operations (FFO) of $0.43 per diluted share for the quarter and $1.63 per diluted share for the year

•	Increased same-store physical occupancy to 93.2%, 390 basis points higher than fourth quarter 2013, led by the office portfolio with a 550 basis point improvement

•	Achieved same-store Net Operating Income (NOI) growth of approximately 8% over fourth quarter 2013

•
Executed 61 new and renewal leases totaling 724,000 square feet at an average rental rate increase of 25.6% for new leases and an average rental rate increase of 5.0% for renewal leases during the quarter, as compared to prior in-place rents

•	Acquired Spring Valley Retail Center, a 75,000 square foot retail shopping center located in Northwest Washington, DC for $40.5 million in an off-market transaction

•	Commenced lease-up of The Maxwell development, a six-story, 163-unit mid-rise apartment community with 2,200 square feet of retail in Arlington, VA

"2014 was a key year for us as we continued to effectively execute our strategy to transition and upgrade our portfolio to more high-quality, well-located assets in urban in-fill locations," said Paul T. McDermott, President and Chief Executive Officer. "In particular, we were able to successfully redeploy the remainder of the proceeds from our disposition of the Medical Office Portfolio and acquire $300 million of assets, all located in Washington, DC. Furthermore, the actions we have taken, and continue to take, to enhance our operations are gaining traction and are positively impacting our results as demonstrated most notably by our achieving same-store NOI growth of approximately 8 percent in the fourth quarter. We are well-positioned and we will continue to take steps to appropriately balance executing leasing plans, mitigating risk and pursuing additional opportunities to further improve the quality and performance of our portfolio as part of our overall effort to drive shareholder value."

Financial Results

Core Funds from Operations(1), defined as Funds from Operations (FFO) excluding acquisition expense, gains or losses on extinguishment of debt, severance expense and impairment, was $1.63 per diluted share for the year and $0.43 per diluted share for the quarter ended December 31, 2014, as compared to $1.79 per diluted share and $0.42 per diluted share, respectively, for the corresponding periods in 2013.

FFO for the year ended December 31, 2014 was $101.1 million, or $1.51 per diluted share, compared to $113.1 million,

Washington Real Estate Investment Trust

or $1.69 per diluted share, in 2013. FFO for the quarter ended December 31, 2014 was $26.8 million, or $0.40 per diluted share, compared to $22.4 million, or $0.34 per diluted share, in the same period one year ago.

Net income attributable to the controlling interests for the year ended December 31, 2014 was $111.6 million, or $1.67 per diluted share, compared to $37.3 million, or $0.55 per diluted share, in 2013.

Net income attributable to the controlling interests for the quarter ended December 31, 2014 was $2.3 million, or $0.03 per diluted share, compared to $18.9 million, or $0.28 per diluted share, in the same period one year ago.

Operating Results

The Company's overall portfolio Net Operating Income (“NOI”)(2) for the fourth quarter was $48.4 million, compared to $42.9 million in the same period one year ago and $47.5 million in the third quarter of 2014. Overall portfolio physical occupancy for the fourth quarter was 90.5%, compared to 88.8% in the same period one year ago and 90.7% in the third quarter of 2014.

Same-store(3) portfolio physical occupancy for the fourth quarter was 93.2%, compared to 89.3% in the same period one year ago. Sequentially, same-store physical occupancy remained flat with the third quarter of 2014. Same-store portfolio NOI for the fourth quarter increased 8.0% and rental rate growth was 0.5% compared to the same period one year ago.

▪
Office: 54% of Total NOI - Office properties' same-store NOI for the fourth quarter increased 6.5% compared to the same period one year ago. Rental rate growth was 1.5% while same-store physical occupancy increased 550 basis points to 92.1%. Sequentially, same-store physical occupancy increased 20 basis points compared to the third quarter of 2014.

▪
Retail: 26% of Total NOI - Retail properties' same-store NOI for the fourth quarter increased 13.7% compared to the same period one year ago. Rental rate growth was 0.2% while same-store physical occupancy increased 320 basis points to 94.5%. Sequentially, same-store physical occupancy increased 10 basis points compared to the third quarter of 2014.

▪
Multifamily: 20% of Total NOI - Multifamily properties' same-store NOI for the fourth quarter increased 4.5% compared to the same period one year ago. Rental rates decreased 1.7% while same-store physical occupancy increased 180 basis points to 93.9%. Sequentially, same-store physical occupancy decreased 50 basis points compared to the third quarter of 2014.

Acquisitions

On October 1, 2014, Washington REIT acquired Spring Valley Retail Center, a 75,000 square foot retail shopping center located in Northwest Washington, DC for $40.5 million. Spring Valley was Washington REIT’s fourth acquisition in 2014, representing a total cumulative investment value of approximately $300 million for the year. Spring Valley Retail Center was 93% leased as of December 31, 2014 and consists of five separate buildings of multi-level retail space in the 4800 block of Massachusetts Avenue located in the affluent Spring Valley neighborhood.

Capital Markets Update

In the fourth quarter and through January 6, 2015, Washington REIT issued 1,308,853 shares at a weighted average price of $27.93 per share through its sales agency financing agreement with BNY Mellon Capital Markets, LLC, generating approximately $36.5 million in proceeds. These proceeds were used for general corporate purposes. Sales under this program are made at market prices prevailing at the time of sale and are also dependent upon a variety of factors, including, among others, market conditions, the trading price of Washington REIT's common shares, Washington REIT's liquidity position and the potential use of proceeds.

Washington Real Estate Investment Trust

Leasing Activity

New leases signed during the year totaled approximately 326,000 square feet and renewal leases totaled approximately 1,043,000 square feet. The majority of this leasing occurred within the office portfolio which signed 243,000 square feet of new leases and 790,000 square feet of renewal leases.

During the fourth quarter, Washington REIT signed commercial leases totaling approximately 724,000 square feet, including 103,000 square feet of new leases and 621,000 square feet of renewal leases. Included in the renewal leases were the renewals of World Bank at 1776 G Street and Booz Allen Hamilton, Inc. at its headquarters location in John Marshall II in Tysons, VA. The commercial leases breakdown as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	92,000	8.5	$38.39	26.4%	$49.91	$36.04
Retail	11,000	9.2	41.82	19.7%	11.00	25.12
Total	103,000	8.6	38.75	25.6%	45.78	34.88
Renewal:
Office	576,000	6.1	$37.25	3.9%	$25.98	$15.79
Retail	45,000	6.8	40.26	21.2%	0.74	4.27
Total	621,000	6.1	37.46	5.0%	24.15	14.96

Other Developments

Washington REIT, through its joint venture with Crimson Partners, has completed the major construction work of The Maxwell development, a six-story, 163-unit mid-rise apartment community with 2,200 square feet of retail in Arlington, VA, with the first tenant having taken occupancy in January. The Maxwell is located at the corner of North Glebe Road and North Carlin Springs Road, across from Ballston Common Mall and within walking distance of the Ballston Metro Station. The total cost of the project is estimated to be $50 million.

During 2014, Washington REIT commenced a $35.0 million renovation of Silverline Center (formerly 7900 Westpark), a 530,000 square foot office complex located in Tysons, Virginia. The renovation will reposition the property to take advantage of its close proximity to the newly constructed I-495 Express Lanes and Tysons Corner Metro Station (Silver Line). The renovation is anticipated to be completed in the first quarter of 2015.

In the fourth quarter, the Company also announced plans to relocate its corporate headquarters from Rockville, MD to Washington, DC. This move was completed on January 20, 2015. The new headquarters is located in the Central Business District of Washington, DC at 1775 Eye Street, NW, which Washington REIT acquired in 2014.

On January 20, 2015, Washington REIT announced the appointment of Mr. Stephen E. Riffee as Chief Financial Officer-elect. Mr. Riffee will succeed Bill Camp who, as previously disclosed, is stepping down as CFO after the year-end reporting period. Prior to joining Washington REIT, Mr. Riffee served as Executive Vice President and Chief Financial Officer for Corporate Office Properties Trust (COPT), a public office REIT. In this role, he oversaw all financial functions, the legal department and information technology. Before joining COPT in 2006, he was Executive Vice President and Chief Financial Officer for CarrAmerica Realty Corporation, a national public office REIT. At CarrAmerica, he developed one of the industry’s leading financial and IT teams.

On January 27, 2015, Washington REIT announced the election of Mr. Thomas H. Nolan, Jr., an additional independent member, to the Board of Trustees. Mr. Nolan currently serves as the Chairman of the Board and Chief Executive Officer of Spirit Realty Capital, Inc., a publicly traded REIT that invests primarily in single-tenant, operationally essential real estate.

Washington Real Estate Investment Trust

Earnings Guidance

2015 Core FFO per fully diluted share is projected to be $1.66-$1.74. The following assumptions are incorporated into this guidance:

•	Same-store NOI growth is projected to range from 0% to 2%, with same-store occupancy improving modestly

•	Same-store office NOI growth is projected to range from 0% to 2% excluding the redevelopment project at Silverline Center (formerly 7900 Westpark Drive)

•	Silverline Center is expected to contribute NOI of $0.06 to $0.08 per share

•	Same-store multifamily NOI growth is projected to range from 0% to 1%

•	The Maxwell development is expected to contribute NOI of $0.02 to $0.03 per share

•	Same-store retail NOI growth is projected to range from 1% to 3%

•
Acquisition volume is projected to be $350 to $450 million with volume and timing of the transactions having a significant impact to projected results. These acquisitions are projected to occur toward the second half of the year with the funding coming from dispositions, debt and equity with a focus on maintaining a capital structure approximating 40% debt and 60% equity. Dispositions are expected to fund 25% - 30% of the acquisition volume

•	General and administrative expense is projected to range from $19 to $20 million excluding acquisition costs, severance and relocation expense

•	Interest expense is projected to be approximately $61 to $62 million

Washington REIT's 2015 guidance is also based on a number of other factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

Dividends

On December 31, 2014, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT today announced its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on March 31, 2015 to shareholders of record on March 16, 2015.

Conference Call Information

The Conference Call for 4th Quarter Earnings is scheduled for Friday, February 20, 2015 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:        877-407-9205
International Toll Number:    201-689-8054

The instant replay of the Conference Call will be available until March 6, 2015 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:        877-660-6853
International Toll Number:    201-612-7415
Conference ID:         13599812

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 56 properties, totaling approximately 7 million square feet of commercial space and 3,053 residential units, and land held

Washington Real Estate Investment Trust

for development. These 56 properties consist of 25 office properties, 17 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the company website at www.Washington REIT.com or by contacting Investor Relations at (301) 984-9400.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) severance expense related to corporate reorganization and related to the CEO's retirement and (4) property impairments not already excluded from FFO, as appropriate. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs and real estate impairment. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream and (2) straight-line rents, then adding (3) non-real estate depreciation and amortization, (4) amortization of restricted share and unit compensation, and adding or subtracting amortization of lease intangibles, as appropriate. We consider FAD to be a measure of a REIT's ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-standardized measure and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
Segment	Fourth Quarter		Fourth Quarter
	2014	2013	2014	2013
Multifamily (ii)	93.9%	92.1%	93.8%	92.1%
Office	92.1%	86.6%	86.9%	85.7%
Medical Office	—%	—%	—%	89.0%
Retail	94.5%	91.3%	94.4%	91.3%

Overall Portfolio	93.2%	89.3%	90.5%	88.8%

(i) Same-Store properties include all stabilized properties that were owned for the entirety of the current and prior reporting periods, and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion. For Q4 2014 and Q4 2013, same-store properties exclude:

Multifamily Acquisition: Yale West;
Office Acquisitions: The Army Navy Club Building and 1775 Eye Street, NW;
Office Redevelopment: Silverline Center (formally 7900 Westpark Drive);
Retail Acquisition: Spring Valley Retail Center.

Also excluded from Same-Store Properties in Q4 2014 and Q4 2013 are:

Sold Properties: 5740 Columbia Road (parcel at Gateway Overlook) and Transactions III and IV of the Medical Office Portfolio sale (Woodburn Medical Park I and II and Prosperity Medical Center I, II, and III);

(ii) Physical occupancy calculations do not include The Maxwell, a 163-unit multifamily development project. Major construction activities at this project ended during December 2014. As of December 31, 2014, only two of the six residential floors were available for occupancy. We will incorporate this property into our physical occupancy calculations for all properties in Q1 2015.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
OPERATING RESULTS	2014	2013	2014	2013
Revenue
Real estate rental revenue	$74,359	$66,721	$288,637	$263,024
Expenses
Real estate expenses	25,911	23,826	103,695	93,293
Depreciation and amortization	24,503	22,412	96,011	85,740
Acquisition costs	663	817	5,710	1,265
General and administrative	5,981	5,818	19,761	17,535
	57,058	52,873	225,177	197,833
Other operating income
Gain on sale of real estate	—	—	570	—
Real estate operating income	17,301	13,848	64,030	65,191
Other income (expense):
Interest expense	(15,183)	(15,629)	(59,785)	(63,573)
Other income	191	221	825	926
Loss on extinguishment of debt	—	(2,737)	—	(2,737)
	(14,992)	(18,145)	(58,960)	(65,384)
Income (loss) from continuing operations	2,309	(4,297)	5,070	(193)
Discontinued operations:
Income from operations of properties sold or held for sale	—	4,256	546	15,395
Gain on sale of real estate	—	18,949	105,985	22,144
Net income	2,309	18,908	111,601	37,346
Less: Loss from operations attributable to noncontrolling interests in subsidiaries	21	—	38	—
Net income attributable to the controlling interests	$2,330	$18,908	$111,639	$37,346

Income (loss) from continuing operations	$2,309	$(4,297)	$5,070	$(193)
Continuing operations real estate depreciation and amortization	24,503	22,412	96,011	85,740
Gain on sale of real estate (classified as continuing operations)	—	—	(570)	—
Funds from continuing operations (1)	26,812	18,115	100,511	85,547

Discontinued Operations:
Income from operations of properties sold or held for sale	—	4,256	546	15,395
Real estate depreciation and amortization	—	—	—	12,161
Funds from discontinued operations	—	4,256	546	27,556

Funds from operations(1)	$26,812	$22,371	$101,057	$113,103

Non-cash loss on extinguishment of debt	—	88	—	88
Tenant improvements and leasing incentives	(7,103)	(8,256)	(29,664)	(23,429)
External and internal leasing commissions capitalized	(7,800)	(5,544)	(12,083)	(12,915)
Recurring capital improvements	(1,811)	(1,953)	(6,029)	(6,902)
Straight-line rents, net	(1,087)	(353)	(2,821)	(1,757)
Non-cash fair value interest expense	33	256	290	1,020
Non real estate depreciation & amortization of debt costs	1,578	906	4,348	3,736
Amortization of lease intangibles, net	729	219	2,349	475
Amortization and expensing of restricted share and unit compensation	1,134	2,623	4,911	6,211
Real estate impairment	—	92	—	92
Funds available for distribution(4)	$12,485	$10,449	$62,358	$79,722

Washington Real Estate Investment Trust

		Three Months Ended December 31,		Twelve Months Ended December 31,
Per share data:		2014	2013	2014	2013
Income (loss) from continuing operations	(Basic)	$0.03	$(0.06)	$0.08	$—
	(Diluted)	$0.03	$(0.06)	$0.08	$—
Net income attributable to the controlling interests	(Basic)	$0.03	$0.28	$1.67	$0.55
	(Diluted)	$0.03	$0.28	$1.67	$0.55
Funds from continuing operations	(Basic)	$0.40	$0.27	$1.50	$1.28
	(Diluted)	$0.40	$0.27	$1.50	$1.28
Funds from operations	(Basic)	$0.40	$0.34	$1.51	$1.69
	(Diluted)	$0.40	$0.34	$1.51	$1.69

Dividends paid		$0.3000	$0.3000	$1.2000	$1.2000

Weighted average shares outstanding - basic		67,002	66,591	66,795	66,580
Fully diluted weighted average shares outstanding		67,065	66,591	66,837	66,580
Fully diluted weighted average shares outstanding (for FFO)		67,065	66,634	66,837	66,609

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31,
	2014	2013
Assets
Land	$543,546	$426,575
Income producing property	1,927,407	1,675,652
	2,470,953	2,102,227
Accumulated depreciation and amortization	(640,434)	(565,342)
Net income producing property	1,830,519	1,536,885
Development in progress	76,235	61,315
Total real estate held for investment, net	1,906,754	1,598,200
Investment in real estate sold or held for sale	—	79,901
Cash and cash equivalents	15,827	130,343
Restricted cash	10,299	9,189
Rents and other receivables, net of allowance for doubtful accounts of $3,392 and $6,783, respectively	59,745	48,756
Prepaid expenses and other assets	121,082	105,004
Other assets related to property sold or held for sale	—	4,100
Total assets	$2,113,707	$1,975,493

Liabilities
Notes payable	$747,208	$846,703
Mortgage notes payable	418,525	294,671
Lines of credit	50,000	—
Accounts payable and other liabilities	54,318	51,742
Advance rents	12,528	13,529
Tenant security deposits	8,899	7,869
Other liabilities related to property sold or held for sale	—	1,533
Total liabilities	1,291,478	1,216,047

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 66,819 and 66,531 shares issued and outstanding, respectively	678	665
Additional paid-in capital	1,184,395	1,151,174
Distributions in excess of net income	(365,518)	(396,880)
Total shareholders' equity	819,555	754,959
Noncontrolling interests in subsidiaries	2,674	4,487
Total equity	822,229	759,446
Total liabilities and equity	$2,113,707	$1,975,493

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Quarter Ended December 31, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,854	$23,562	$12,106	$44,522
Add: Net operating income from non-same-store properties(3)	666	2,662	598	3,926
Total net operating income(2)	$9,520	$26,224	$12,704	$48,448
Add/(deduct):
Other income				191
Acquisition costs				(663)
Interest expense				(15,183)
Depreciation and amortization				(24,503)
General and administrative expenses				(5,981)
Net income				2,309
Less: Net loss attributable to noncontrolling interests in subsidiaries				21
Net income attributable to the controlling interests				$2,330

Quarter Ended December 31, 2013	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,476	$22,119	$10,643	$41,238
Add: Net operating income (loss) from non-same-store properties(3)	(146)	1,775	28	1,657
Total net operating income(2)	$8,330	$23,894	$10,671	$42,895
Add/(deduct):
Other income				221
Acquisition costs				(817)
Interest expense				(15,629)
Depreciation and amortization				(22,412)
General and administrative expenses				(5,818)
Loss on extinguishment of debt				(2,737)
Discontinued operations:
Income from operations of properties sold or held for sale				4,256
Gain on sale of real estate				18,949
Net income				18,908
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$18,908

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Year Ended December 31, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$31,822	$92,276	$45,617	$169,715
Add: Net operating income from non-same-store properties(3)	4,666	9,937	624	15,227
Total net operating income(2)	$36,488	$102,213	$46,241	$184,942
Add/(deduct):
Other income				825
Acquisition costs				(5,710)
Interest expense				(59,785)
Depreciation and amortization				(96,011)
General and administrative expenses				(19,761)
Gain on sale of real estate				570
Discontinued operations:
Income from operations of properties sold or held for sale				546
Gain on sale of real estate				105,985
Net income				111,601
Less: Net loss attributable to noncontrolling interests in subsidiaries				38
Net income attributable to the controlling interests				$111,639

Year Ended December 31, 2013	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$31,788	$87,058	$42,308	$161,154
Add: Net operating income from non-same-store properties(3)	476	7,988	113	8,577
Total net operating income(2)	$32,264	$95,046	$42,421	$169,731
Add/(deduct):
Other income (expense)				926
Acquisition costs				(1,265)
Interest expense				(63,573)
Depreciation and amortization				(85,740)
General and administrative expenses				(17,535)
Loss on extinguishment of debt				(2,737)
Discontinued operations:
Income from operations of properties sold or held for sale				15,395
Gain on sale of real estate				22,144
Net income				37,346
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$37,346

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share amounts):

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2014	2013	2014	2013
Net income		$2,309	$18,908	$111,601	$37,346
Add/(deduct):
Real estate depreciation and amortization		24,503	22,412	96,011	85,740
Gain on sale of real estate (classified as continuing operations)		—	—	(570)	—
Discontinued operations:
Gain on sale of real estate		—	(18,949)	(105,985)	(22,144)
Real estate depreciation and amortization		—	—	—	12,161
Funds from operations(1)		26,812	22,371	101,057	113,103
Add/(deduct):
Loss on extinguishment of debt		—	2,737	—	2,737
Real estate impairment		—	92	—	92
Severance expense		582	2,157	1,600	2,490
Relocation expense		764	—	764	—
Acquisition costs		663	817	5,710	1,265

Core funds from operations(1)		$28,821	$28,174	$109,131	$119,687

		Three Months Ended December 31,		Twelve Months Ended December 31,
Per share data:		2014	2013	2014	2013
Funds from operations	(Basic)	$0.40	$0.34	$1.51	$1.69
	(Diluted)	$0.40	$0.34	$1.51	$1.69
Core FFO	(Basic)	$0.43	$0.42	$1.63	$1.79
	(Diluted)	$0.43	$0.42	$1.63	$1.79

Weighted average shares outstanding		67,002	66,591	66,795	66,580
Fully diluted weighted average shares outstanding		67,065	66,634	66,837	66,609